ARTICLES SUPPLEMENTARY
TO ARTICLES OF INCORPORATION
OF
BUFFALO BALANCED FUND, INC.

Buffalo Balanced Fund, Inc., a Maryland corporation having its principal office in Baltimore, Maryland (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland, in accordance with the requirements of Sections 2-208 and 2-208.1 of the Maryland General Corporation Law that:

FIRST:       The Corporation is registered as an open-end management investment company under the Investment Company Act of 1940.

SECOND:   The total number of shares which the Corporation currently has authority to issue is Ten Million (10,000,000) shares of common stock, with a par value of one dollar ($1.00) per share, and such common stock has an aggregate par value of Ten Million Dollars ($10,000,000).

THIRD:       The Board of Directors of the Corporation, at a meeting duly convened and held on February 20th, adopted resolutions: (i) increasing the aggregate number of authorized shares of common stock of the Corporation by Fifteen Million (15,000,000) shares, so that the Corporation has authority to issue a total of Twenty Five Million (25,000,000) shares of common stock, and (ii) authorizing the preparation and filing of Articles Supplementary to reflect this change.

FOURTH:   As increased hereby, the total number of shares which the Corporation has authority to issue is Twenty Five Million (25,000,000) shares of common stock, with a par value of one dollar ($1.00) per share, and such common stock has an aggregate par value of Twenty Five Million Dollars ($25,000,000).

FIFTH:        The newly authorized shares of the Corporation shall have all the rights and privileges as well as the restrictions and limitations as set forth in the Corporation’s Articles of Incorporation, as amended (the “Articles”), including such priority in the assets and liabilities of the Corporation as may be provided in the Articles as such Articles may be amended and supplemented.

SIXTH:       The total number of shares of common stock that the Corporation has authority to issue has been increased by the Board of Directors in accordance with Section 2-105(c) of the Maryland General Corporation Law.

IN WITNESS WHEREOF, Buffalo Balanced Fund, Inc. has caused these Articles Supplementary to be signed in its name and on its behalf by its Chairman and attested under penalty of perjury on February 20, 2004.

Buffalo Balanced Fund, Inc.

By:	/s/ Joseph C. Neuberger
Joseph C. Neuberger, Chairman

By:/s/ Katherine A. Barry
Katherine A. Barry, Vice President

THE UNDERSIGNED, Secretary of Buffalo Balanced Fund, Inc., who executed on behalf of the Corporation the foregoing Articles Supplementary to the Articles of Incorporation, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of the Corporation, the foregoing Articles Supplementary to the Articles of Incorporation to be the corporate act of the Corporation and further certifies that, to the best of his knowledge, information and belief, the matters set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

/s/ Chad E. Fickett
Chad E. Fickett, Secretary